Battelle Project No. 45836

Store Strontium-90 for IsoRay, Inc.

Client:
IsoRay, Inc., Richland, Washington

Scope:
Client’s Strontium-90 (7 curies) will be stored in the RPL Lab 23 hot cell until need for follow-on research, funded by the Client

Statement of Work

This project is a zero-cost letter contract, and any actual costs will be covered under separate agreements. As background information, it is known that the Client (IsoRay, Inc.) intends to take title to 7 curies of strontium-90 chloride from the State of North Carolina. This zero-cost project assumes that the Client will enter into a separate agreement with Battelle for research, using 7 curies of strontium-90, to develop next-generation radiochemical separation methods. Since the Client does not currently have adequate radiological facilities or a radioactive materials license in the State of Washington, and since it cannot therefore take title to radioactive material without a place to store said material, Battelle will store this same 7 curies of strontium-90 for the Client, under its radioactive materials license with the State of Washington. Storage will take place in the Radiochemical Processing Laboratory (RPL), presumably in the RPL Lab 23 hot cell, until such time as it will be needed by the Client and Battelle for proposed follow-on research, under a separate agreement, to develop said next-generation strontium/yttrium radiochemical separations technology. Later, and under a separate agreement, the Client will eventually transfer this same 7 curies of strontium-90 out from the RPL to its own facility. In the event the RPL becomes unavailable for follow-on separations research, or in the event that the strontium-90 commercial opportunity does not materialize for IsoRay, the Client will take responsibility for moving the 7 curies of strontium-90 out from the RPL, or transferring the 7 curies of strontium-90 to another party, or legally disposing of this source as radioactive waste at its own cost.

Milestones and Schedule

Receipt of strontium-90 will take place with funding from a project with the State of North Carolina (Battelle Project No. 45134). The State of North Carolina project provides adequate funds to receive, consolidate, and store the strontium-90 source material for its partner (IsoRay, Inc.) in the transfer of ownership of said 7 curies of strontium-90 from the State of North Carolina to IsoRay. The performance of Battelle Project No. 45836 for storage of strontium-90 is dependent on execution of Battelle Project No. 45134 with the State of North Carolina (expected by about August, 2003).

AGREEMENT 45836

BETWEEN

BATTELLE MEMORIAL INSTITUTE
PACIFIC NORTHWEST DIVISION

AND

ISORAY, INC.

Battelle Memorial Institute, through its Pacific Northwest Division (BATTELLE) agrees to provide to IsoRay, Inc. (CLIENT) technical/research services substantially in accordance with BATTELLE’s Proposal No. 45836, (the Project) incorporated herein by reference, under the following terms and conditions:

1. ACCEPTANCE AND COMMENCEMENT

BATTELLE’s Proposal may be accepted within sixty (60) days from the date of BATTELLE’s signature below. BATTELLE will begin work within (30) days of receipt of this Agreement executed by CLIENT. The Project period is estimated as twelve (12) months from commencement.

2. PAYMENT

BATTELLE estimates that the price to the CLIENT for performance of the Project, will be Zero Dollars and No Cents ($0.00) in U.S. Dollars.

3. INTELLECTUAL PROPERTY

Due to the nature of this Project, all inventions and technical information resulting from this Project will be owned by BATTELLE. Subject to rights previously granted to others, rights to practice such inventions are available to CLIENT by negotiation of a license between the parties.

CLIENT will have the right to use, within the scope of the Project, all technical information generated on the Project and embodied in reports and correspondence transmitted to CLIENT subject, however, to any other intellectual property rights of BATTELLE, including property rights obtained on inventions resulting from the Project.

In the event CLIENT is in material breach of its payment obligations under this Agreement, or is otherwise in material breach of its obligations under this Agreement, no rights described in this provision shall accrue to CLIENT.

4. NO ENDORSEMENT/LITIGATION

BATTELLE does not endorse products or services. Therefore, CLIENT agrees that it will not use or imply BATTELLE’s name, or use BATTELLE’s reports, for advertising, promotional

Research & Development Services Agreement 45836

purposes, raising of capital, recommending investments, or any way that implies endorsement by BATTELLE, except with prior written approval of an officer of BATTELLE.

BATTELLE does not undertake Projects for the purposes of litigation or to assign fault or blame and does not provide expert witness services. Therefore, CLIENT agrees not to use any Project results in any dispute, litigation, or legal action.

If any event, if, at any time, BATTELLE or its employees are required to respond to any subpoenas, orders for attendance at depositions, hearings or trials, document requests, or other legal proceedings as a result of or relating to BATTELLE’s work on the Project, CLIENT agrees to reimburse BATTELLE, in addition to any other amounts payable under this Agreement, BATTELLE’s labor charges, attorney time and/or fees, travel, photocopying and other miscellaneous expenses.

5. CONFIDENTIALITY

BATTELLE agrees not to disclose the specific results of the Project as embodied in reports and correspondence transmitted to CLIENT, and not available to the public generally, without CLIENT’s written consent, except as required by law, or except as necessary to protect BATTELLE’s intellectual property rights, such as filing for patent(s). Acceptance of this Agreement does not preclude BATTELLE’s undertaking work in this general field for others.

6. LIMITATION OF LIABILITY

BATTELLE will provide a high standard of professional service on a best efforts basis. However, BATTELLE, as a provider of such services, cannot guarantee success, thus BATTELLE MAKES NO WARRANTY OR GUARANTEE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, FOR ANY REPORT, DESIGN, ITEM, SERVICE OR OTHER RESULT TO BE DELIVERED UNDER THIS AGREEMENT.

CLIENT assumes responsibility for its use, misuse, or inability to use the Project results and in no event shall BATTELLE have any liability for damages, including but not limited to any indirect, incidental, or consequential damages, arising from or in connection with this Agreement.

CLIENT agrees to indemnify and hold BATTELLE harmless from any and all liabilities, suits, claims, demands, and damages, and all costs and expenses in connection therewith, in any manner relating to this Agreement or its performance, asserted by third parties from any cause whatsoever, except for injury or damage occurring during performance of the Project on BATTELLE-owned premises where fault of CLIENT is not a contributing cause.

7. NATURE OF SERVICES

CLIENT agrees that BATTELLE is an independent contractor and specifically acknowledges that BATTELLE is a service provider, not a manufacturer or supplier, CLIENT retains all final decision making authority and all responsibility for the formulation, design, manufacture, assembly, packaging, marketing and sale of CLIENT’s products, including, without limitation, product labeling, warnings, instructions to users, and for obtaining any governmental or other pre- or postmarked approvals, certifications, registrations, licenses, or permits.
Research & Development Services Agreement 45836

8. PRODUCT OF LIABILITY INSURANCE

CLIENT shall maintain adequate product liability insurance coverage in amounts customary and prudent for a responsible entity in its industry in light of the nature of its product(s). Such insurance shall specifically cover any CLIENT products that may be developed in whole or in part based on BATTELLE’s work under this Agreement, and CLIENT shall provide evidence of such insurance upon request.

9.FORCE MAJEURE

Neither CLIENT nor BATTELLE shall be liable in any way for failure to perform any provision of this Agreement (except payment of monetary obligations) if such failure is caused by any law, rule, or regulation, or any cause beyond the control of the party in default.

10. USE PERMIT

Under the terms of Use Permit DE-GM0600RL01831 between BATTELLE and U.S. Department of Energy, BATTELLE is permitted to use certain facilities and equipment belonging to the U.S. Government that are located at BATTELLE’s Pacific Northwest Division. In the event that such facilities or equipment are utilized in performance of this Agreement, the provisions of the Use Permit are required to be incorporated herein by reference. A copy of the applicable provisions is available upon request or at the following web site: http://www.battelle.org/workingwithbattelle/PNNL-Usepermit.stm

11. CLIENT FURNISHED MATERIALS

Any property, equipment, materials or other tangible property furnished by CLIENT for use on the Project shall remain the property of CLIENT unless otherwise agreed in writing. BATTELLE shall have no responsibility for insuring such property against loss or damage, and CLIENT, for itself and all persons claiming through CLIENT, hereby releases BATTELLE, its officers, employees and agents, from any liability on account of loss or damage to CLIENT- furnished property, excepting only loss or damage caused by BATTELLE’s intentional and malicious misconduct. In no event will BATTELLE be liable for any indirect, incidental or consequential damages as a result of any such loss or damage. CLIENT will cooperate in providing any information about such property upon request and BATTELLE may reasonably rely on the information so provided. CLIENT further agrees to hold BATTELLE harmless from any claims asserted by any third party relating to such property.

12. EARLY TERMINATION

Either party shall have the right to terminate this Agreement upon thirty (30) days’ written notice for any good-faith basis. In the event of early termination, BATTELLE agrees to provide CLIENT with all reports, materials, or other deliverable items available as of the date of the termination, provided that CLIENT is not in default of its obligations under this Agreement. In any event, CLIENT agrees to pay all charges incurred or committed by BATTELLE, including costs of termination, within thirty (30) days of receipt of a final invoice.

Research & Development Services Agreement 45836

13. ENTIRE AGREEMENT

This Agreement, including the Proposal incorporated herein, represents the entire Agreement of the parties and supersedes any prior discussions or understandings, whether written or oral, relating to the subject matter hereof. This Agreement may be modified or amended only by mutual agreement in writing. No course of dealing, usage of trade, waiver, or non-enforcement shall be construed to modify or otherwise alter the terms and conditions of this Agreement. In the event of any conflict or inconsistency between these terms and conditions and the Proposal, these terms and conditions shall control.

14. APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of and enforced within the jurisdiction of the State of Washington.

15. MISCELLANEOUS

This Agreement may not be assigned in whole or in part without the prior written approval of both parties. In any event, however, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors, assigns and transferees of the parties. If any part of this Agreement shall be held invalid or unenforceable, such invalidity and unenforceability shall not affect any other part of this Agreement. Captions used as headings in this Agreement are for convenience only and are not to be construed as a substantive part of this Agreement.

ISORAY, INC.	BATTELLE MEMORIAL INSTITUTE Pacific Northwest Division
By /s/ Donald Segna	By /s/ Kerry Cullerton
Name DONALD R. SEGNA	Name Kerry Cullerton
Title CEO	Title Contracting Officer
Date 6/20/03	Date 5/13/03